Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Sales Results

Philadelphia, PA – February 10, 2014

For Immediate Release	Contact:	Oona McCullough Director of Investor Relations (215) 454-4806

Urban Outfitters Reports Record Q4 Sales

PHILADELPHIA, PA, February 10, 2014 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands, today announced record net sales for the quarter and year ended January 31, 2014.

Total Company net sales for the fourth quarter of fiscal 2014 increased to $906 million or 6% over the same quarter last year. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 1%. Comparable Retail segment net sales increased 20% at Free People and 10% at Anthropologie and decreased 9% at Urban Outfitters. Wholesale segment net sales rose 24%.

For the year ended January 31, 2014, total Company net sales increased to $3.1 billion or 10% over the prior year. Comparable Retail segment net sales increased 6%. Wholesale segment net sales increased 20%.

“I am pleased to announce record URBN sales for the fourth quarter of fiscal 2014 driven by outstanding performances from the Anthropologie and Free People brands,” said Richard A. Hayne, Chief Executive Officer. “Although customer response to our early spring fashion offerings has been difficult to read due to weather abnormalities, the Anthropologie and Free People brands continue to deliver solid comparable Retail segment sales gains. These gains, however, have been largely offset by weakness at the Urban Outfitters brand,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve month periods were as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
Net sales by brand	2014	2013	2014	2013
Urban Outfitters	$398,021	$415,483	$1,369,302	$1,324,381
Anthropologie	373,959	334,792	1,264,242	1,118,609
Free People	122,861	97,736	416,369	320,683
Other	11,017	8,821	36,695	31,252

Total Company	$905,858	$856,832	$3,086,608	$2,794,925

Net sales by segment
Retail Segment	$857,953	$818,099	$2,908,981	$2,646,284
Wholesale Segment	47,905	38,733	177,627	148,641

Total Company	$905,858	$856,832	$3,086,608	$2,794,925

During the year ended January 31, 2014, the Company opened a total of 38 new stores including: 16 Urban Outfitters stores, 13 Free People stores and 9 Anthropologie stores, and closed 1 Urban Outfitters store and 2 Anthropologie stores.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 230 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 187 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores, 90 Free People stores in the United States and Canada, catalogs and websites; 2 BHLDN stores and a website and 2 Terrain garden centers and a website, as of January 31, 2014.

The Company will release fourth quarter and fiscal year 2014 earnings results on March 10, 2014.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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